SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2022

KeyStar Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-56290	82-1317032
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9620 Las Vegas Blvd. S STE E4-98 Las Vegas, NV	89123
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (702) 800-2511

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 14, 2022, the KeyStar Corp., a Nevada corporation (the "Company"), board of directors (the "Board") appointed John Linss ("Linss") as the new Chief Executive Officer ("CEO") of the Company, and as the new President on June 15, 2022, pursuant to the terms of a written employment agreement (the "Linss Employment Agreement").

The material terms of the Linss Employment Agreement are as follows:

•Annual Salary - $500,000

•Signing Bonus - $112,000

•Term - 3 years with auto-renewals of successive 1-year terms.

•A stock purchase agreement to purchase and finance 2,980,000 shares of the Company's common stock.

•Participate in discretionary Bonus Plans.

•Eligible to participate in company benefit plans

The foregoing summary of the Linss Employment Agreement is qualified in its entirety by reference to the full text of the Linss Employment Agreement which is attached hereto as Exhibit 10.1, and incorporated herein by reference. You are urged to read said exhibit attached hereto in its entirety.

On June 15, 2022, the Board appointed Anthony Fidaleo ("Fidaleo") as the Chief Financial Officer ("CFO") and Treasurer of the Company. The Company did not enter into an Employment Agreement with Fidaleo. He received a simple offer letter that states he will receive an annual salary of $252,000, a signing bonus of $50,000 that is payable on July 15, 2022, and he is eligible to participate in the Company's benefit plans. Fidaleo and the Company did, however, enter into a standard written Employment Conditions Agreement (the "Fidaleo Agreement"). The Fidaleo Agreement contains typical provisions regarding Confidentiality, Inventions, Records, Restrictive Covenants, including a one year post employment non-compete provision and other similar provisions. The foregoing summary of the Fidaleo Agreement is qualified in its entirety by reference to the full text of the Fidaleo Agreement which is attached hereto as Exhibit 10.2, and incorporated herein by reference. You are urged to read said exhibit attached hereto in its entirety.

In connection with these appointments, Bruce Cassidy resigned as the CEO, President, CFO and Treasurer of the Company. Mr. Cassidy remains the Secretary of the Company.

Biographies of New Officers

John Linss; Chief Executive Officer, Principal Executive Officer and President; Age 63: Mr. Linss has been an entrepreneur, intrapreneur, and C-level executive for Fortune 500 companies and most recently served as the acting CEO and President of Ultimate Gamer, LLC from September 2021 to May 2022. From March 2021 to September 2021 he worked with Gartner, Inc. as an Executive Partner to Fortune 500 CIOs and CTOs. From June 2017 to July 2020, Mr. Linss served as VP, SVP, and CTO for Caesars Entertainment. As CTO, his broad areas of responsibility included M&A, technology operations, and global strategy while he worked closely with the senior management team to achieve aggressive enterprise-wide digital transformation initiatives. John successfully led integration activities for the $17.5 billion merger of Eldorado Resorts and Caesars to create the largest U.S. integrated resort and gaming company and accelerated over $100 million in synergies within loyalty program integration, property conversions, and business systems prior to financial close. From January 2016 to June 2017, Mr. Linss served as VP of Digital Enterprise Innovation, Transformation, and Technologies for Hexaware Technologies. He pursued dual Bachelor of Science majors in Economics and Interpersonal Communications at the University of Georgia, and he has served as an adjunct professor for Management Information Systems at Emory University’s Goizueta Business School.

Anthony J. Fidaleo; Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Treasurer; Age 63: Mr. Fidaleo has been the CEO of his financial accounting and consulting practice since 1992, specializing in private and publicly traded companies, ranging from start-ups to Fortune 500 companies. From October 2021 to May 2022, Mr. Fidaleo served as the acting CFO of Ultimate Gamer, LLC. From 2013 to 2021, Mr. Fidaleo served as a Senior Executive Consultant for Buxbaum HCS, specializing in interim CFO, M&As, Quality of earnings, audit preparatory work, transaction coordination with investment bankers, legal counsel, CPA, and Due Diligence firms. Mr. Fidaleo has been the CFO of multiple publicly traded companies listed on Nasdaq and OTC, as well as having served as a member of the board of directors of several public and private companies. Mr. Fidaleo spent approximately 10 years in public accounting where he attained the title of Audit Senior Manager at BDO USA. Mr. Fidaleo is currently the financial expert on the board of directors of Origin Clear, a publicly traded company. Mr. Fidaleo is a California CPA (inactive) and has a Bachelor of Accounting from California State University at Long Beach.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01Financial Statements and Exhibits

Exhibit No.	Description
10.1	Employment Agreement between KeyStar Corp. and John Linss, dated June 14, 2022.
10.2	Employment Conditions Agreement between KeyStar Corp. and Anthony J. Fidaleo, dated June 15, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2022	KEYSTAR CORP.

By: /s/ Anthony J. Fidaleo
Anthony J. Fidaleo
Chief Executive Officer